EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, as amended and restated, is entered into this 20th day of December, 2007 (the "Effective Date"), by and between CENTRAL COOPERATIVE BANK, Somerville, Massachusetts (hereinafter referred to as the "Bank") and JOHN
D. DOHERTY (hereafter referred to as the "Employee").

         WHEREAS, the Employee has heretofore been employed by the Bank as President and Chief Executive Officer; and

         WHEREAS, the parties desire by this writing to set forth the continued employment relationship of the Bank and the Employee.

         NOW, THEREFORE, it is AGREED as follows:

         1. EMPLOYMENT. The Employee is employed as the President and Chief Executive Officer of the Bank. The Employee shall render administrative and management services to the Bank such as are customarily performed by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Bank. The Employee's other duties shall be such as the Board of Directors may from time to time reasonably direct, including normal duties as an officer of the Bank.

         2. BASE COMPENSATION. The Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $400,003.76 per annum, payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors of the Bank not less often than annually. Such rate of salary, or increased rate of salary, as the case may be, may be further increased (but not decreased) from time to time in such amounts as the Board of Directors in its discretion may decide.

         3. DISCRETIONARY BONUSES. The Employee shall be entitled to participate in an equitable manner with all other key management personnel of the Bank in discretionary bonuses authorized and declared by the Board of Directors of the Bank to its key management employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors.

         4. (a) PARTICIPATION IN RETIREMENT AND MEDICAL PLANS. The Employee shall be entitled to participate in any Plan of the Bank relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that the Bank may adopt for the benefit of its employees.

                  (b) EMPLOYEE BENEFITS; EXPENSES. The Employee shall be eligible to participate in any fringe benefits which may be or become applicable to the Bank's executive employees including participation in any stock option or incentive plans adopted by the Board of Directors, the use of an automobile, club memberships, a reasonable expense account, and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Bank shall reimburse Employee for all out-of-pocket expenses which Employee shall incur in connection with his services for the Bank.

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         5.       TERM. The initial term of employment under this Agreement
shall be for the period commencing on the Effective Date, and ending and the fifth anniversary of the Effective Date. Additionally, on each annual anniversary date from the Effective Date the term of employment shall automatically be extended for an additional one-year period beyond the then effective expiration date unless written notice from the Bank or the Employee is received prior to an anniversary date advising the other party that this agreement shall not be further extended. Any such written notice shall not effect any prior extensions of the term of employment hereunder.

         6.       LOYALTY; NONCOMPETITION.

                  (a) The Employee shall devote his full time to the performance of his employment under this Agreement. During the term of Employee's employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Bank.

                  (b) Nothing contained in this Paragraph 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of Employer, or, solely as a passive or minority investor, in any business.

         7. STANDARDS. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Bank's Board of Directors. The Bank will provide Employee with the working facilities and staff customary for similar executives and necessary for him to perform his duties.

         8. VACATION AND SICK LEAVE. At such reasonable times as the Board of Directors shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

                  (a) The Employee shall be entitled to an annual vacation in accordance with the policies as periodically established by the Board of Directors for senior management officials of the Bank.

                  (b) The timing of vacations shall be scheduled in a reasonable manner by the Board of Directors. The Employee shall not be entitled to receive any additional compensation from the Bank on account of his failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board of Directors for senior management officials of the Bank.

                  (c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine.

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                  (d) In addition, the Employee shall be entitled to an annual sick leave as established by the Board of Directors for senior management officials of the Bank. In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors. Upon termination of his employment, the Employee shall not be entitled to receive any additional compensation from the Bank for unused sick leave.

         9.       TERMINATION AND TERMINATION PAY.

                  The Employee's employment under this Agreement shall be terminated upon the following occurrences:

                  (a) The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which his death shall have occurred.

                  (b) The Employee's employment under this Agreement may be terminated at any time by a decision of the Board of Directors of the Bank for conduct not constituting termination for Just Cause, or by the Employee upon ninety (90) days written notice, to the Employee or Bank, as the case may be. In the event the Employee's employment under this Agreement is terminated by the Board of Directors without Just Cause, the Bank shall be obligated to continue to pay the Employee his salary, up to the date of termination of the term (including any renewal term) of this Agreement. In the event the Employee is a "Specified Employee" (as defined herein) no payment shall be made to the Employee under this Agreement prior to the first day of the seventh month following his termination of employment in excess of the "permitted amount" under Section 409A of the Code. For these purposes the "permitted amount" shall be an amount that does not exceed two times the lesser of: (A) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Employee terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment. The payment of the "permitted amount" shall be made within sixty (60) days of the occurrence of the termination of employment. Any payment in excess of the permitted amount shall be made to the Employee on the first day of the seventh month following the termination of employment. "Specified Employee" shall be interpreted to comply with Section 409A of the Code and shall mean a key employee within the meaning of Section 416(i) of the Code (without regard to paragraph 5 thereof), but the Employee shall be a "Specified Employee" only if the Bank is a publicly-traded institution or the subsidiary of a public-traded holding company.


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                  (c) The Bank reserves the right to terminate this Agreement at any time for Just Cause. Termination for "Just Cause" shall mean termination for conviction of a felony involving a crime of moral turpitude, deliberate dishonesty to the Bank involving personal profit, or gross and willful failure to perform stated duties after written notice from the Board of Directors. Subject to the provisions of Section 11 hereof, in the event this Agreement is terminated for Just Cause, the Bank shall only be obligated to continue to pay the Employee his salary up to the date of termination.

         10. DISABILITY. If the Employee shall suffer a Disability, he shall nevertheless continue to receive 100% of his compensation, inclusive of any benefits which may be payable to Employee under the provisions of disability insurance coverage in effect for Bank employees, under Paragraph 2 of this Agreement for the first 12 months following the date of such disability. Upon returning to active full-time employment, the Employee's full compensation as set forth in this Agreement shall be reinstated. In the event that said Employee returns to active employment on other than a full-time basis, then his compensation (as set forth in Paragraph 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties. For purposes of this provision, "Disability" shall mean the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

         11.      CHANGE IN CONTROL.

                  (a) Notwithstanding any provision herein to the contrary, if the Employee's employment is terminated by the Bank, without the Employee's prior written consent, in connection with or within three (3) years after any change in control (as herein defined) of the Bank or Central Bancorp, Inc. (the "Company"), the Employee shall be paid an amount equal to 2.99 times his "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder. Said sum shall be paid in one lump sum within ten (10) days after such termination. The term "change in control" shall mean (1) the ownership, holding or power to vote more than 25% of the voting stock of the Bank or the Company, (2) the control of the election of a majority of the Bank's or the Company's directors, (3) the exercise of a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a "group" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934), or (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank or the Company (the "Company Board") (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Company Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.


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                  (b) Notwithstanding any other provision herein to the
contrary, the Employee may voluntarily terminate his employment under this Agreement within three (3) years following a change in control of the Bank or the Company, and the Employee shall thereupon be entitled to receive the payment described in Section 11(a) of this Agreement, upon the occurrence of any of the following events, or within ninety (90) days thereafter, which have not been consented to in advance by the Employee in writing: (i) the requirement that the Employee perform his principal executive functions, more than 35 miles from his primary office as of the Effective Date of this Agreement; (ii) a material reduction in the Employee's base compensation as in effect immediately prior to the Change in Control; (iii) the failure by the Bank to continue to provide the Employee with compensation and benefits substantially similar to those provided to him at the time of the change in control under any of the employee benefit plans in which the Employee becomes a participant, or the taking of any action by the Bank which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by him at the time of the Change in Control; (iv) the assignment to the employee of material duties and responsibilities other than those normally associated with his position as referenced in the recitals above; or (v) a material diminution or reduction in the Employee's responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank. Notwithstanding the foregoing, upon the occurrence of any event described in this paragraph, the Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety
(90) days after the initial event giving rise to said right to elect; provided, however that the Bank shall have at least thirty (30) days to cure such condition and provided that the Employee actually terminates employment within two years after the initial occurrence of such event. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, the Employee, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that the Employee has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in this paragraph.

                  (c) The parties to this Agreement intend for the payments pursuant to this Section 11 to satisfy the short-term deferral exception under
Section 409A of the Code. However, notwithstanding anything to the contrary in this Agreement, to the extent payments do not meet the short-term deferral exception of Section 409A of the Code and, in the event the Employee is a "Specified Employee" (as defined in Section 9(b) of this Agreement) no payment shall be made to the Employee under this Agreement prior to the first day of the seventh month following his termination of employment in excess of the "permitted amount" under Section 409A of the Code. For these purposes the "permitted amount" shall be an amount that does not exceed two times the lesser of: (A) the sum of the Employee's annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which the Employee terminates employment, or (B) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which occurs the termination of employment. The payment of the "permitted amount" shall be made within sixty
(60) days of the occurrence of the termination of employment. Any payment in excess of the permitted amount shall be made to the Employee on the first day of the seventh month following the termination of employment.

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         12.      EXCISE TAXES.

                  (a) COVERED BENEFITS. "Covered Benefits" shall mean any payment or benefit paid or provided to the Employee by the Bank or any affiliate or any successor in interest to the Bank (whether pursuant to this Agreement or otherwise) that will be (or in the opinion of Tax Counsel (as defined below) might reasonably be expected to be) subject to any excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that at any time during or after the Term of Employment the Employee shall receive any Covered Benefits, the Bank shall pay to the Employee an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee from the Gross-Up Payment, after deduction of any federal, state and local income taxes, Excise Tax, and FICA and Medicare withholding taxes on the Gross-Up Payment, shall be equal to the Excise Tax on the Covered Benefits. For purposes of determining the amount of such Excise Tax on the Covered Benefits, the amount of the Covered Benefits that shall be taken into account in calculating the Excise Tax shall be equal to (i) the Covered Benefits, less (ii) the amount of such Covered Benefits that, in the opinion of tax counsel selected by the Bank and reasonably acceptable to the Employee ("Tax Counsel"), are not parachute payments (within the meaning of Section 280G(b)(1) of the Code).

                  (b) CERTAIN ASSUMPTIONS. For purposes of this Section 12, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Excise Tax is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the effective date of the Employee's termination, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, all determinations required to be made under this
Section 12 shall be made by Tax Counsel, which determinations shall be conclusive and binding on the Employee and the Bank, absent manifest error.

                  (c) TAX INDEMNIFICATION. The Bank shall indemnify and hold the Employee harmless from any and all losses, costs and expenses (including without limitation, reasonable attorney's fees, reasonable accountant's fees, interest, fines and penalties of any kind) which the Employee incurs as a result of any administrative or judicial review of the Employee's liability under Section 4999 of the Code by the Internal Revenue Service or any comparable state agency through and including a final judicial determination or final administrative settlement of any dispute arising out of the Employee's liability for the Excise Tax or otherwise relating to the classification for purposes of Section 280G of the Code of any of the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Employee by the Bank or any affiliate. The Employee shall promptly notify the Bank in writing whenever the Employee receives notice of the commencement of any judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Agreement or otherwise is being reviewed or is in dispute (including a notice of audit or other inquiry concerning the reporting of the Employee's liability under Section 4999). The Bank may assume control at its expense over all legal and accounting matters pertaining to such federal or state tax treatment (except to the extent necessary or appropriate for the Employee to resolve any such proceeding with respect to any matter unrelated to the Covered Benefits or other payment or benefit in the nature of compensation made or provided to the Employee by the
Bank) and the Employee shall cooperate fully with the Bank in any such proceeding. The Employee shall not enter into any compromise or settlement or otherwise prejudice any rights the Bank may have in connection therewith without prior consent of the Bank. In the event that the Bank elects not to assume control over such matters, the Bank shall promptly reimburse the Employee for all expenses related thereto as and when incurred upon presentation of appropriate documentation relating thereto.


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         13.      MISCELLANEOUS PROVISIONS.

                  (a) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Employee in any subsequent employment.

                  (b) In the event that any dispute arises between the Employee and the Bank as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Bank, the Employee shall be reimbursed for all costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within ten (10) days after the Employee furnishes to the Bank written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee.

                  (c) Any payments made to the Employee under this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

                  (d) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including all prior employment agreements or other arrangements providing for severance benefits upon termination of employment.

         14.      SUCCESSORS AND ASSIGNS.

                  (a) This Employment Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

                  (b) Since the Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

         15. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

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         16. APPLICABLE LAW. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of Massachusetts.

         17. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.


ATTEST:                                 CENTRAL COOPERATIVE BANK



/s/ Edward F. Sweeney, Jr.              By /s/ Richard E. Stevens
-----------------------------------        -------------------------------------


WITNESS:                                /s/ John D. Doherty
                                        ----------------------------------------
                                        EMPLOYEE

/s/ Rhoda K. Astone
------------------------------------





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